SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C. 20549-1004





                                    FORM 8-K
                    CURRENT REPORT PURSUANT TO SECTION 13 OF
                       THE SECURITIES EXCHANGE ACT OF 1934



          Date of Report
(Date of earliest event reported) February 25, 2002
                                  -----------------




                           GENERAL MOTORS CORPORATION
              -----------------------------------------------------
             (Exact name of registrant as specified in its charter)




      STATE OF DELAWARE                 1-143                 38-0572515
----------------------------   -----------------------    -------------------
(State or other jurisdiction   (Commission File Number)   (I.R.S. Employer
 of incorporation)                                        Identification No.)




   300 Renaissance Center, Detroit, Michigan                 48265-3000
--------------------------------------------                 ----------
  (Address of principal executive offices)                   (Zip Code)







Registrant's telephone number, including area code       (313)-556-5000
                                                         --------------

ITEM 5.  OTHER ITEMS


   The following Management's Discussion and Analysis of the financial condition and results of operations (MD&A) of General Motors Corporation (GM) should be read in conjunction with (A) the Form 8-K filed by GM on January 16, 2002, on the subject of 2001 consolidated earnings for GM, and (B) GM's Annual Report on Form 10-K for the period ended December 31, 2000, and (C) the Form 10-Q's and Form 8-K's filed by GM since the filing of that Annual Report. All earnings per share amounts included in this MD&A are reported as diluted.
   GM expects to file its Annual Report on Form 10-K in mid-March 2002.
   GM presents separate  financial  information for the following  businesses:
Automotive, Communications Services, and Other Operations and Financing and Insurance Operations.
   GM's reportable operating segments within its Automotive, Communications Services, and Other Operations business consist of:

   -  GM Automotive (GMA), which is comprised of four regions: GM North America
      (GMNA), GM Europe (GME), GM Latin America/Africa/Mid-East (GMLAAM), and GM Asia Pacific (GMAP);
   - Hughes, which includes activities relating to digital entertainment, information and communications services, and satellite-based private business networks; and
   - Other, which includes the design, manufacturing and marketing of locomotives and heavy-duty transmissions, the elimination of intersegment transactions, certain non-segment specific revenues and expenditures, and certain corporate activities.

   GM's reportable operating segments within its Financing and Insurance Operations business consist of GMAC and Other Financing, which includes financing entities operating in the U.S., Canada, Brazil, and Mexico that are not associated with GMAC.
   The disaggregated financial results for GMA have been prepared using a management approach, which is consistent with the basis and manner in which GM management internally disaggregates financial information for the purpose of assisting in making internal operating decisions. In this regard, certain common expenses were allocated among regions less precisely than would be required for stand-alone financial information prepared in accordance with accounting principles generally accepted in the U.S. (GAAP) and certain expenses (primarily certain U.S. taxes related to non-U.S. operations) were included in the Automotive, Communications Services, and Other Operations' Other segment. The financial results represent the historical information used by management for internal decision making purposes; therefore, other data prepared to represent the way in which the business will operate in the future, or data prepared on a GAAP basis, may be materially different.




























                                        2



                        GENERAL MOTORS CORPORATION AND SUBSIDIARIES

RESULTS OF OPERATIONS

   For the year ended December 31, 2001, income from continuing operations for the Corporation was $601 million, or $1.77 per share of GM $1-2/3 par value common stock, compared with $4.5 billion and $5.6 billion, or $6.68 and $8.53 per share of GM $1-2/3 par value common stock, for 2000 and 1999, respectively.
Income from continuing operations includes the special items on an after-tax basis outlined below:

List of Special Items - After Tax
(dollars in millions)

                                                                  Total                        Total             Other     Total
                                 GMNA     GME    GMLAAM    GMAP    GMA     Hughes    Other      ACO      GMAC  Financing    GM
                                 ----     ---    ------    ----    ---     ------    -----      ---      ----  ---------   -----

For Year Ended December 31, 2001

Reported Net Income (Loss)     $1,270   $(765)    $(81)    $(57)   $367    $(618)   $(916)   $(1,167)  $1,786     $(18)    $601
  Ste. Therese Charge (A)         194       -        -        -     194        -        -        194        -        -      194
  Raytheon Settlement (B)           -       -        -        -       -        -      474        474        -        -      474
  Gain on Sale of Thomson (C)       -       -        -        -       -      (67)       -        (67)       -        -      (67)
  SkyPerfecTV! Writedown (D)        -       -        -        -       -      133        -        133        -        -      133
  Severance Charge (E)              -       -        -        -       -       40        -         40        -        -       40
  DIRECTV Japan Adjustment (F)      -       -        -        -       -      (21)       -        (21)       -        -      (21)
  Isuzu Restructuring (G)           -       -        -      133     133        -        -        133        -        -      133
  SFAS 133 Adjustment (H)          14      (2)       1        1      14        8        -         22      (34)       -      (12)
                                -----     ---       --      ---     ---      ---      ---        ---    -----       --    -----
Adjusted Income (Loss)         $1,478   $(767)    $(80)     $77    $708    $(525)   $(442)     $(259)  $1,752     $(18)  $1,475
                                =====     ===       ==       ==     ===      ===      ===        ===    =====       ==    =====


For Year Ended December 31, 2000

Reported Net Income (Loss)     $3,174   $(676)     $26    $(233) $2,291     $829    $(281)    $2,839   $1,602      $11   $4,452
  Phase-out of Oldsmobile
    Charge (I)                    939       -        -        -     939        -        -        939        -        -      939
  Postemployment Benefits
    Charge (J)                    294       -        -        -     294        -        -        294        -        -      294
  Capacity Reduction
    Adjustment (K)                  -     419        -        -     419        -        -        419        -        -      419
  Satellite Businesses Gain (L)     -       -        -        -       -   (1,132)       -     (1,132)       -        -   (1,132)
                                -----     ---       --      ---   -----    -----      ---      -----    -----       --    -----
Adjusted Income (Loss)         $4,407   $(257)     $26    $(233) $3,943    $(303)   $(281)    $3,359   $1,602      $11   $4,972
                                =====     ===       ==      ===   =====      ===      ===      =====    =====       ==    =====


For Year Ended December 31, 1999

Reported Net Income (Loss)     $4,857    $423     $(81)   $(218) $4,981    $(270)   $(669)    $4,042   $1,527       $7   $5,576
  Postemployment Benefits
    Adjustment (M)               (553)      -        -        -    (553)       -        -       (553)       -        -     (553)
  Hourly Retiree Benefits
    Charge (N)                    257       -        -        -     257        -      151        408        -        -      408
  Termination Benefits
    Charge (O)                     39       -        -        -      39        -       35         74       16        -       90
  Wireless Business Charge (P)      -       -        -        -       -      165        -        165        -        -      165
                                -----     ---       --      ---   -----      ---      ---      -----    -----       --    -----
Adjusted Income (Loss)         $4,600    $423     $(81)   $(218) $4,724    $(105)   $(483)    $4,136   $1,543       $7   $5,686
                                =====     ===       ==      ===   =====      ===      ===      =====    =====        =    =====

See footnotes on next page for further discussion of these items.



                                        3






                   GENERAL MOTORS CORPORATION AND SUBSIDIARIES

Footnotes:
---------

   A) The Ste. Therese Charge relates to asset impairments and postemployment costs for termination and other postemployment benefits associated with the announcement of the closing of the Ste. Therese, Quebec assembly plant.
   B) The Raytheon Settlement relates to Hughes' settlement with the Raytheon Company on a purchase price adjustment related to Raytheon's 1997 merger with Hughes Defense.
   C) The Gain on Sale of Thomson relates to Hughes' sale of 4.1 million shares of Thomson Multimedia common stock.
   D) The SkyPerfecTV! Writedown relates to Hughes' non-cash charge from the revaluation of its investment.
   E) The Severance Charge relates to Hughes' 10% company-wide workforce reduction in the U.S.
   F) The DIRECTV Japan Adjustment relates to a favorable adjustment to the expected costs associated with the shutdown of Hughes' DIRECTV Japan business.
   G) The Isuzu Restructuring charges include GM's portion of severance payments and asset impairments that were part of the restructuring of its affiliate Isuzu Motors Ltd.
   H) The SFAS 133 Adjustment represents the net impact during the first quarter of 2001 from the initial adoption of SFAS No. 133, Accounting for Derivatives and Hedging Activities.
   I) The Phase-out of Oldsmobile Charge relates to the costs associated with GM's decision to phase-out the Oldsmobile division as the current model lineup product lifecycles come to an end, or when the models are no longer economically viable.
   J) The Postemployment Benefits Charge relates to postemployment costs for termination and other postemployment benefits associated with four North American manufacturing facilities slated for conversion and capacity reduction (Oklahoma City, Oklahoma; Delta Engine, Lansing, Michigan; Spring Hill, Tennessee; and Wilmington, Delaware).
   K) The Capacity Reduction Adjustment relates to costs associated with the reduction in production capacity, including the restructuring of Vauxhall Motors Limited's manufacturing operations in the U.K.
   L) The Satellite Businesses Gain relates to the sale of Hughes' satellite systems manufacturing businesses to The Boeing Company.
   M) The Postemployment Benefits Adjustment relates to the reversal of a liability for benefits payable to excess U.S. hourly employees.
   N) The Hourly Retiree Benefits Charge relates to the benefit increase granted to hourly retirees in connection with the 1999 UAW agreement.
   O) The Termination Benefits Charge relates to a U.S. salaried early retirement program. Approximately 1,700 people (100 executives) elected participation in this program.
   P) The Wireless Business Charge relates to Hughes' decision to discontinue certain of its wireless manufacturing operations at Hughes Network Systems.
























                                        4






                   GENERAL MOTORS CORPORATION AND SUBSIDIARIES

Vehicle Unit Deliveries of Cars and Trucks - GMA


                                                         Years Ended December 31,
                                   2001                           2000                           1999
                        ---------------------------    ---------------------------    ---------------------------
                                            GM as                          GM as                          GM as
                                            a % of                         a % of                         a % of
                        Industry    GM     Industry     Industry    GM    Industry     Industry    GM    Industry
                        --------    --     --------     --------    --    --------     --------    --    --------
                                                         (units in thousands)
United States
  Cars                   8,455    2,272      26.9%       8,857     2,532    28.6%        8,700     2,591    29.8%
  Trucks                 9,020    2,632      29.2%       8,957     2,421    27.0%        8,718     2,426    27.8%
                        ------    -----                 ------     -----                ------     -----
  Total United States   17,475    4,904      28.1%      17,814     4,953    27.8%       17,418     5,017    28.8%
Canada, Mexico,
  and Other              2,775      686      24.7%       2,781       707    25.4%        2,525       666    26.4%
                        ------    -----                 ------     -----                ------     -----
  Total GMNA            20,250    5,590      27.6%      20,595     5,660    27.5%       19,943     5,683    28.5%
  GME                   19,632    1,801       9.2%      20,158     1,856     9.2%       20,252     1,974     9.7%
  GMLAAM                 3,861      663      17.2%       3,664       605    16.5%        3,342       539    16.1%
  GMAP                  12,884      506       3.9%      12,880       476     3.7%       11,975       455     3.8%
                        ------   ------                 ------     -----                ------     -----
Total Worldwide         56,627    8,560     15.1%       57,297     8,597    15.0%       55,512     8,651    15.6%


Wholesale Sales
                                    Years Ended December 31,
                                2001           2000         1999
                              --------       -------      -------
                                        (units in thousands)

GMNA
  Cars                         2,441          2,933        2,992
  Trucks                       2,746          2,842        2,882
                               -----          -----        -----
    Total GMNA                 5,187          5,775        5,874
                               -----          -----        -----
GME
  Cars                         1,666          1,744        1,824
  Trucks                          94            135          144
                               -----          -----        -----
    Total GME                  1,760          1,879        1,968
                               -----          -----        -----
GMLAAM
  Cars                           463            438          350
  Trucks                         203            196          173
                                 ---            ---          ---
    Total GMLAAM                 666            634          523
                                 ---            ---          ---
GMAP
  Cars                           202            175          162
  Trucks                         258            283          259
                                 ---            ---          ---
    Total GMAP                   460            458          421
                                 ---            ---          ---

Total Worldwide                8,073          8,746        8,786
                               =====          =====        =====




GMA Financial Review

   GMA's income and margin adjusted to exclude special items (adjusted income and margin) was $708 million and 0.5% for 2001, $3.9 billion and 2.7% for 2000, and $4.7 billion and 3.2% for 1999. The decrease in 2001 adjusted income and margin, compared with 2000, was primarily due to a decrease in wholesale sales volume and pricing pressures in North America and Europe. These unfavorable conditions were partially offset by cost structure improvements, also primarily in North America and Europe. The decrease in 2000 adjusted income and margin, compared with 1999, was primarily due to an increase in spending for product development activities, pricing pressures in North America and Europe, a decrease in wholesale sales volume, and unfavorable product mix, primarily in Europe. These unfavorable conditions were partially offset by cost structure improvements, primarily in North America.
   GMA's total net sales and revenues adjusted to exclude special items (adjusted total net sales and revenues) were $140.7 billion, $148.1 billion, and $146.1 billion for 2001, 2000, and 1999, respectively. The decrease in 2001 adjusted total net sales and revenues, compared with 2000, was largely due to lower wholesale volumes and unfavorable net price in North America and Europe. Net price comprehends the percent increase/(decrease) a customer pays in the current period for the same comparably equipped vehicle over the price paid in the previous year's period. The increase in 2000 adjusted total net sales and revenues, compared with 1999, was largely due to growth initiatives, including OnStar and Service Parts Operations, which were partially offset by lower wholesale volumes and unfavorable net price in North America and Europe.




                                        5

                   GENERAL MOTORS CORPORATION AND SUBSIDIARIES

GMA Financial Review (continued)

   GMNA's adjusted income was $1.5 billion, $4.4 billion, and $4.6 billion for 2001, 2000, and 1999, respectively. The decrease in 2001 adjusted income from 2000 was primarily due to unfavorable net price of (1.3)% year-over-year and lower wholesale sales volumes. The decrease was partially offset by favorable product mix and improvements in manufacturing costs due to performance efficiencies, material cost savings, and engineering productivity. The decrease in 2000 adjusted income from 1999 was primarily due to unfavorable net price of (0.7)% year-over-year and lower wholesale sales volumes. The decrease was partially offset by improvements in manufacturing costs due to performance efficiencies and material cost savings.
    GME's adjusted loss was $767 million for 2001, compared with an adjusted loss of $257 million and adjusted income of $423 million for 2000 and 1999, respectively. The increase in GME's 2001 adjusted loss from 2000 was due to a continued shift in sales mix from larger, more profitable vehicles to smaller, less profitable entries, as well as a decrease in wholesale sales volume and continued competitive pricing pressures. These decreases were partially offset by improved material and structural cost performance. The decrease in GME's 2000 adjusted income from 1999 was due to the weakening of the European industry, unfavorable sales mix, an increase in competitive pricing pressure, and a decrease in wholesale sales volume which was further impacted by the reduced availability of the new Corsa during the launch period.
   GMLAAM's adjusted loss was $80 million for 2001, compared with adjusted income of $26 million and an adjusted loss of $81 million for 2000 and 1999, respectively. The decrease in 2001 adjusted earnings, compared with 2000, was primarily due to material cost increases reflecting supplier cost pressures, manufacturing cost increases, and the devaluation of the currency in Argentina. These decreases were partially offset by nominal price increases and an increase in wholesale sales volumes. The increase in 2000 adjusted income, compared with 1999, was primarily due to nominal price increases and an increase in wholesale sales volumes. This was partially offset by an increase in manufacturing costs and material costs.
   GMAP's adjusted income was $77 million for 2001 compared with adjusted losses of $233 million and $218 million for 2000 and 1999, respectively. The increase in 2001 adjusted earnings, compared with 2000, was primarily due to GMAP's suspension of recording its share of Isuzu's losses. GM reduced its investment balance in Isuzu to zero in the second quarter of 2001 and GM does not intend to invest any additional capital in Isuzu or guarantee any obligation of Isuzu. In addition, there were equity income improvements from several joint ventures in the region, as well as slightly favorable price increases and increased wholesale sales volume. Increased adjusted losses for 2000 compared with 1999 were primarily due to increased equity losses at Isuzu which were partially offset by increased wholesale sales volumes.
   GMA's effective income tax rate on an adjusted basis was 28.7%, 30.9%, and 31.7% for 2001, 2000, and 1999, respectively. GMA's effective income tax rate on a reported basis was 25.1%, 26.6%, and 32.0% for 2001, 2000, and 1999, respectively.

Hughes Financial Review

   Total adjusted net sales and revenues were $8.3 billion, $8.7 billion, and $7.6 billion for 2001, 2000, and 1999, respectively. The decrease in adjusted net sales and revenues in 2001, compared with 2000, was due to decreased revenues at PanAmSat Corporation (PanAmSat) and Hughes Network Systems (HNS), and as a result of the sale of the satellite systems manufacturing businesses to The Boeing Company on October 6, 2000. The decrease in adjusted net sales and revenues at PanAmSat was primarily due to a decline of new outright sales and sales-type lease transactions executed during 2001 compared to 2000. The decrease in adjusted net sales and revenues at HNS was primarily due to decreased shipments of DIRECTV receiving equipment due primarily to DIRECTV completing the conversion of PRIMESTAR By DIRECTV customers to the high-power DIRECTV service in 2000. These decreases were partially offset by an increase in adjusted net sales and revenues at the Direct-To-Home businesses that resulted from the addition of approximately 1.6 million net new subscribers in the United States and Latin America since December 31, 2000. The increase in adjusted net sales and revenues in 2000 compared with 1999 resulted from growth in the DIRECTV businesses from the addition of more than 2.3 million net new subscribers in the United States and Latin America from December 31, 1999 to December 31, 2000. PanAmSat also contributed to the increase in adjusted net sales and revenues primarily due to increased revenues from outright sales and sales-type lease transactions executed during 2000.








                                        6

                   GENERAL MOTORS CORPORATION AND SUBSIDIARIES

Hughes Financial Review (continued)

   Hughes' adjusted losses were $525 million, $303 million, and $105 million for 2001, 2000, and 1999, respectively. The increase in 2001 adjusted loss, compared with 2000, was primarily due to lower profits in 2001 from sales and sales-type lease transactions and higher operating costs at PanAmSat, increased costs associated with the rollout of new DIRECWAY services, lower profits resulting from decreased shipments of DIRECTV receiving equipment at HNS, the added cost of DIRECTV Broadband, and increased depreciation and amortization expense due to various acquisitions in 2001 and capital expenditures for satellites and property. . The increase in 2000 adjusted loss, compared with 1999, was primarily due to higher marketing costs at the Direct-To-Home businesses, increased depreciation and amortization expense due to 1999 acquisitions and additions to satellites and property, as well as increased interest expense as a result of increased average outstanding borrowings throughout the year.

GMAC Financial Review

   GMAC's adjusted income was $1.8 billion, $1.6 billion, and $1.5 billion for 2001, 2000, and 1999, respectively. Income from automotive and other financing operations totaled $1.3 billion, $1.1 billion, and $1.1 billion in 2001, 2000, and 1999, respectively. The increase in adjusted income in 2001, compared with 2000, was primarily due to lower market interest rates and increased asset levels. These increases were partially offset by weakness in off-lease residual values, higher credit losses, and wider borrowing spreads that occurred in the wake of negative rating agency actions. In 2000, compared to 1999, increased financing volumes and asset levels were offset by the negative impact from the higher level of market interest rates. Income from insurance operations totaled $200 million, $220 million, and $210 million in 2001, 2000, and 1999, respectively. The decrease in income in 2001, compared with 2000, was primarily due to a reduction in capital gains reflecting the general weakness in the equity markets. This decrease was partially offset by improved underwriting results. The increase in income in 2000, compared with 1999, was primarily due to improved operating results, higher investment income, and capital gains. Income from mortgage operations totaled $331 million, $327 million, and $260 million in 2001, 2000, and 1999, respectively. The increase in income in 2001, compared with 2000, was primarily due to strong origination volumes which kept pace with the large run-off of home mortgages that occurred during periods of high refinancing activity. The strong year-over-year performance in 2000, compared with 1999, reflects the benefit of strong international growth, lower cost of servicing, and increased mortgage originations during the second half of 2000.
   Automotive and other financing revenue totaled $15.1 billion in 2001, compared with $15.5 billion and $13.8 billion for 2000 and 1999, respectively. The decrease in revenue in 2001 was primarily due to a decline in asset earning rates during 2001, operating lease assets, and wholesale receivables, which were partially offset by an increase in retail receivables. The increase in 2000, compared with 1999, was mainly due to higher average retail, wholesale, and commercial and other loan receivable balances. Net premiums earned from insurance operations totaled $2.0 billion, $1.9 billion, and $1.8 billion in 2001, 2000, and 1999, respectively. The increase in 2001, compared with 2000, was primarily due to expanding customer relationships in assumed reinsurance business and strong volume in dealer vehicle inventory insurance. The increase in 2000, compared with 1999, was due to premium growth across all business lines. Mortgage revenue totaled $5.3 billion, $3.9 billion, and $3.0 billion in 2001, 2000, and 1999, respectively. The increase in revenue in 2001, compared with 2000 and 1999, was primarily attributed to stronger lending volumes, loan originations, and an increase in the servicing portfolio reflecting significant refinancing activity prompted by the decline in interest rates observed throughout most of 2001. Other income, including gains and fees related to sold finance receivables, totaled $3.0 billion, $2.4 billion, and $1.7 billion in 2001, 2000, and 1999, respectively. The increase in 2001, compared with 2000, was primarily the result of increased income from increased securitization levels of retail and wholesale receivables. Additionally, interest income increased due to the increase in cash and cash equivalents in 2001. The increase in 2000, compared to 1999, was primarily attributable to increases in interest and servicing fees, factoring commissions, and other servicing fees.

                         LIQUIDITY AND CAPITAL RESOURCES

Financing Structure

   In 2001, GM and GMAC experienced excellent access to the capital markets as GM and GMAC were able to issue various securities to raise capital and extend borrowing terms consistent with GM's need for financial flexibility. Although downgrades to GM's and GMAC's credit ratings have reduced GM's and GMAC's access to the commercial paper market, the amount of commercial paper available to GM and GMAC remains sufficient to meet the Corporation's capital needs. Moreover, the downgrades have not had a significant adverse effect on GM's and GMAC's ability to issue long-term public debt, to obtain bank debt, or to sell asset-backed securities. Accordingly, GM and GMAC expect that they will continue to have excellent access to the capital markets sufficient to meet the Corporation's needs for financial flexibility.


                                        7

                   GENERAL MOTORS CORPORATION AND SUBSIDIARIES

Financing Structure (continued)

   As an additional source of funds, GM currently has unrestricted access to a $5.6 billion line of credit with a syndicate of banks which is committed through June 2006. Similarly, GMAC has a $7.4 billion line of credit, committed through June 2002, and an additional $7.4 billion committed through June 2006. GMAC currently plans to seek renewal of the line of credit committed through June 2002.

Automotive, Communications Services, and Other Operations

   At December 31, 2001, cash, marketable securities, and $3.0 billion of assets of the Voluntary Employees' Beneficiary Association (VEBA) trust invested in fixed-income securities totaled $12.2 billion, compared with $13.3 billion at December 31, 2000. The decrease from December 31, 2000 was primarily due to capital expenditures, GM's purchase of an additional 10% equity stake in Suzuki for $493 million, an equity injection into GMAC of $500 million, and an overall decrease in earnings. These items were partially offset by improvements in managed working capital. Total assets in the VEBA trust used to pre-fund part of GM's other postretirement benefits liability approximated $4.9 billion and $6.7 billion at December 31, 2001 and 2000, respectively. GM previously indicated that it had a goal of maintaining $13.0 billion of cash and marketable securities in order to continue funding product development programs throughout the next downturn in the business cycle. This $13.0 billion target includes cash to pay certain costs that were pre-funded in part by VEBA contributions.
   Net liquidity excluding Hughes was $1.0 billion as cash and $3.0 billion of assets of the VEBA trust invested in fixed-income securities exceeded loans payable and long-term debt at December 31, 2001, a decrease of $2.5 billion from the prior year.
   In order to provide financial flexibility to GM and its suppliers, GM maintains a two-part financing program through General Electric Capital Corporation (GECC) pursuant to a Trade Payables Agreement with GM wherein GECC
(1) purchases GM receivables at a discount from GM suppliers prior to the due date of those receivables, and pays on behalf of GM the amount due on other receivables which have reached their due date (the first part) and (2) from time to time allows GM to defer payment to GECC with respect to all or a portion of receivables which it has purchased or paid on behalf of GM, which deferral lasts generally up to 40 days.
   To the extent GECC can realize favorable economics from transactions arising in the first part of the program, they are shared with GM. Whenever GECC and GM agree that GM will defer payment beyond the normal due date for receivables under the second part of the program, GM becomes obligated to pay interest for the period of such deferral. Outstanding balances of GM receivables held by GECC are classified as accounts payable in GM's financial statements. If any of GM's long term unsecured debt obligations become subject to a rating by S&P of BBB-with a negative outlook or below BBB-, or a rating by Moody's of Baa3 with a negative outlook or below Baa3, the first part of the program would be unavailable to GM and its suppliers. If any of GM's long term unsecured debt obligations become subject to a rating by S&P of BBB or lower, or a rating by Moody's of Baa2 or lower, the second part of the program would be unavailable to GM. The maximum amount permitted under the program is $2 billion. At December 31, 2001, the outstanding balance under the first part of the program amounted to approximately $480 million, and the outstanding balance under the second part of the program was $1.2 billion.
   Long-term debt was $10.7 billion and $7.4 billion at December 31, 2001 and 2000, respectively. The ratio of long-term debt to long-term debt and GM's net assets of Automotive, Communications Services, and Other Operations was 72.6% and 30.8% at December 31, 2001 and 2000, respectively. The ratio of long-term debt and short-term loans payable to the total of this debt and GM's net assets of Automotive, Communications Services, and Other Operations was 76.5% and 36.6% at December 31, 2001 and 2000, respectively.
   Beginning January 2004, Fiat S.p.A. (Fiat) has the right to exercise a put option to require GM to purchase 80% of Fiat Auto B.V. (Fiat Auto) at fair market value. The put expires on July 24, 2009. The process for establishing the value that would be paid by GM to Fiat involves the determination of "Fair Market Value" by investment banks that would be retained by the parties pursuant to provisions set out in the Master Agreement between GM and Fiat, which has been made public in filings with the SEC. Although GM's purchase of the initial 20% investment for $2.4 billion in the July, 2000 transaction might imply a valuation of $9.6 billion for the other 80% of Fiat Auto, Exhibit 8.03(a)(iii) to the Master Agreement states that "in determining the Fair Market Value of the Put Shares, the price [$2.4 billion] paid by General Motors for its initial 20% interest in Fiat Auto shall not be considered."











                                        8

                   GENERAL MOTORS CORPORATION AND SUBSIDIARIES

Automotive, Communications Services, and Other Operations (continued)

   Until a valuation is actually performed in accordance with provisions of the Master Agreement, the amount that GM may pay for 80% of Fiat Auto is not quantifiable. This is due in large part to the fact that there are many variables that could cause such a determination to rise or fall, including, but not limited to, the operating results and prospects of Fiat Auto, such factors as the timing of any possible exercise of the put, regional and global economic developments and those in the automotive industry, developments specific to the business of Fiat Auto, the resolution of any anti-trust issues arising in the context of such a transaction and other legislative developments in the countries in which Fiat Auto and GM conduct their business operations. Fiat Auto has recently announced a major restructuring, including a significant write-off, all of which may be relevant to any prospective valuation of Fiat Auto. Recently, Fiat stated that it expects Fiat Auto to return to profitability by the end of 2002.
   If the put were exercised, GM would have the option to pay for the 80% interest in Fiat Auto entirely in shares of GM $1-2/3 common stock, entirely in cash, or in whatever combination thereof GM may choose. To the extent GM chooses to pay in cash, that portion of the purchase price may be paid to Fiat in four installments over a three-year period. GM would expect to fund any such payments from normal operating cash flows or financing activities. At this time it cannot be determined what the effects of the exercise of the put would be, if it ever occurs during the next eight years; however, if it is exercised, it could have a material effect on GM at or after the time of exercise.

Financing and Insurance Operations

   At December 31, 2001, GMAC owned assets and serviced automotive receivables totaling $220.1 billion, compared with $185.7 billion at December 31, 2000. Total consolidated assets of GMAC at December 31, 2001 were $192.7 billion, compared with $168.5 billion at December 31, 2000. The increases were primarily due to increases in serviced retail receivables, cash and cash equivalents, mortgages held for sale, other assets, mortgage lending receivables, mortgage loans held for investment, due and deferred from receivable sales, and mortgage servicing rights. These increases were partially offset by decreases in serviced wholesale receivables, operating lease assets, receivables due from ACO, and factored receivables.
   Total automotive and commercial finance receivables serviced by the Company, including sold receivables, amounted to $130.6 billion and $112.5 billion at December 31, 2001 and 2000, respectively. The year-to-year increase was primarily due to a $24.3 billion increase in serviced retail receivables, which was partially offset by a $5.3 billion decrease in serviced wholesale receivables. Continued increased GM-sponsored retail financing incentives contributed to the rise in serviced retail receivables. The decrease in serviced wholesale receivables was due to lower dealer inventory levels. Principal balances of active trusts of sold wholesale receivables (including retained subordinated interests) increased $6.2 billion, due to the completion of three sales in 2001. Additionally, outstanding principal balances of sold retail automotive receivables (including retained subordinated interests) increased by $3.5 billion due to the completion of five sales during 2001.
   GMAC's liquidity, as well as its ability to profit from ongoing acquisition activity, is in large part dependent on its timely access to capital and the costs associated with raising funds in different segments of the capital markets. In this regard, GMAC regularly accesses the short-term, medium-term, long-term debt, and asset backed securitization markets principally through commercial paper, notes, and underwritten transactions.
   As of December 31, 2001, GMAC's total borrowings were $152.0 billion compared with $133.4 billion at December 31, 2000. The higher year-to-year debt balances were principally used to fund increased asset levels. Approximately 84% of this debt represented funding for operations in the United States, and the remaining 16% represented borrowings for operations in Canada (7%), the United Kingdom (3%), Germany (2%), and other countries (4%). GMAC's 2001 year-end ratio of total debt to total stockholder's equity was 9.4:1 compared to 9.5:1 at December 31, 2000. Total short-term debt outstanding at December 31, 2001 amounted to $36.2 billion compared with $56.9 billion at year-end 2000.

Off-Balance Sheet Arrangements

   GM and GMAC use off-balance sheet special purpose entities ("SPEs") where the economics and sound business principles warrant their use. GM's principal use of SPEs occurs in connection with the securitization and sale of financial assets generated or acquired in the ordinary course of business by GM's wholly-owned subsidiary GMAC and its subsidiaries and, to a lesser extent, by GM. The assets securitized and sold by GMAC and its subsidiaries consist principally of mortgages, and wholesale and retail loans secured by vehicles sold through GM's dealer network. The assets sold by GM consist of trade receivables. GM and GMAC use SPEs in a manner consistent with conventional practices in the securitization industry, the purpose of which is to isolate the receivables for the benefit of securitization investors. The use of SPEs enables GM and GMAC to access the highly liquid and efficient markets for the sale of these types of financial assets when they are packaged in securitized forms.



                                        9

                   GENERAL MOTORS CORPORATION AND SUBSIDIARIES

Off-Balance Sheet Arrangements (continued)

   GM leases real estate and equipment from various SPEs which have been established to facilitate the financing of those assets for GM by nationally prominent, creditworthy lessors. These assets consist principally of office buildings, warehouses, and machinery and equipment. The use of SPEs allows the parties providing the financing to isolate particular assets in a single entity and thereby syndicate the financing to multiple third parties. This is a conventional financing technique used to lower the cost of borrowing and, thus, the lease cost to a lessee such as GM. There is a well-established market in which institutions participate in the financing of such property through their purchase of interests in these SPEs. All of the SPEs established to facilitate property leases to GM are owned by institutions which are truly independent of, and not affiliated with, GM. These institutions maintain substantial equity investments in their SPEs. No officers, directors or employees of GM, GMAC, or their affiliates hold any direct or indirect equity interests in such SPEs.
   Assets in SPEs were as follows (dollars in millions):

                                                      December 31, 2001
                                                      -----------------
Automotive, Communications Services, and Other Operations

Assets Leased Under Operating Leases                      $2,412
Sales of Trade Receivables                                   868
                                                           -----
    Total                                                 $3,280
                                                           =====

Financing and Insurance Operations

Receivables Sold or Securitized:
  - Mortgage Loans                                      $104,678
  - Retail Finance Receivables                            11,978
  - Wholesale Finance Receivables                         16,227
                                                         -------
    Total                                               $132,883
                                                         =======

Book Value Per Share

   Book value per share was determined based on the liquidation rights of the various classes of common stock. Book value per share of GM $1-2/3 par value common stock decreased to $24.79 at December 31, 2001, from $39.36 at December 31, 2000. Book value per share of GM Class H common stock decreased to $4.96 at December 31, 2001, from $7.87 at December 31, 2000.

Dividends

   Dividends may be paid on common stocks only when, as, and if declared by GM's Board of Directors in its sole discretion. The amount available for the payment of dividends on each class of common stock will be reduced on occasion by dividends paid on that class and will be adjusted on occasion for changes to the amount of surplus attributed to the class resulting from the repurchase or issuance of shares of that class.
   At December 31, 2001, the amount available for the payment of dividends on GM $1-2/3 par value and GM Class H common stocks was $10.1 billion and $19.4 billion, respectively. GM's policy is to distribute dividends on its $1-2/3 par value common stock based on the outlook and indicated capital needs of the business. Cash dividends per share of GM $1-2/3 par value common stock were $2.00 in 2001, 2000, and 1999. With respect to GM Class H common stock, the GM Board determined that it will not pay any cash dividends at this time in order to allow the earnings of Hughes to be retained for investment in the business of Hughes.
   The dividends per share for the GM Series H 6.25% Automatically Convertible Preference Stock were $35.1172 in 2001. On April 2, 2001, GM redeemed approximately 5 million outstanding Series G 9.12% Depository Shares, each of which represents a one-fourth interest in a GM Series G Preference Stock, and 5 million outstanding Series G 9.87% Trust Originated Preferred Securities sm (TOPrS sm) at a total redemption price that included accrued and unpaid dividends. The Series D preference stock was redeemed on May 2, 2000, and as a result, the amount paid on that date to the Series D shareholders of record included accrued and unpaid dividends as part of the total redemption price.

------------------
sm "Trust Originated Preferred Securities" and "TOPrS" are service trademarks of Merrill Lynch & Co.





                                       10

                   GENERAL MOTORS CORPORATION AND SUBSIDIARIES

Euro Conversion

   On January 1, 1999, 11 of 15 member countries of the European Union established fixed conversion rates between their existing currencies and adopted the euro as their new common currency. The euro traded on currency exchanges and the legacy currencies remained legal tender in the participating countries for a transition period until January 1, 2002. Beginning on January 1, 2002, euro-denominated bills and coins were issued and on February 28, 2002 legacy currencies will be withdrawn from circulation.
   The Corporation has reviewed and has made required modifications to applicable information technology systems and contracts based on the new currency. At December 31, 2001, the conversion to the euro has not resulted in any material adverse impact on GM's financial position or results of operations.

European Matters

   During 2001, GM Europe announced its intention to turn around its business with the implementation of Project Olympia. The initial stages of Project Olympia sought to identify initiatives that could deliver:
   . Solid and profitable business performance as of 2003
   . A strengthened and optimized sales structure
   . A revitalized Opel/Vauxhall brand
   . Further market growth opportunities
   . Continuous improvement by refocusing the organizational structure
   The project identified several initiatives which aim to address the goals mentioned above. These initiatives, which include, among other things, reducing GM Europe's manufacturing capacity, restructuring the dealer network in Germany, and redefining the way vehicles are marketed, are in varying stages of planning and execution. The impact that such initiatives may have on the financial position and results of operations of GM is currently being assessed, and may include a charge to earnings in 2002.
   During September 2000, the European parliament passed a directive requiring member states to adopt legislation regarding end-of-life vehicles and the responsibility of manufacturers for dismantling and recycling vehicles they have sold. European Union member states are required to transform the concepts detailed in the directive into national law by April 2002. Under the directive, manufacturers are financially responsible for at least a portion of the cost of the take-back of vehicles placed in service after July 2002 and all vehicles placed in service prior to July 2002 that are still in operation in January 2007. The laws developed in the individual national legislatures throughout Europe will have a significant impact on the amount ultimately paid by the manufacturers for this issue. Management is currently assessing the impact of this potential legislation on GM's financial position and results of operations, and may include a charge to earnings in 2002.

EchoStar Transactions

   On October 28, 2001, GM and its wholly owned subsidiary Hughes, together with EchoStar Communications Corporation (EchoStar), announced the signing of definitive agreements that, subject to stockholder approval, regulatory clearance, and certain other conditions, provide for the split-off of Hughes from GM and the subsequent merger of the Hughes business with EchoStar. These transactions are designed to address strategic challenges currently facing the Hughes business and to provide liquidity and value to GM, which would help to support the credit position of GM after the transactions.
   The split-off of Hughes from GM would occur by means of a distribution to the holders of GM Class H common stock of one share of Class C common stock of a Hughes holding company (that will own all of the stock of Hughes at the time of the split-off) in exchange for each share of GM Class H common stock held immediately prior to the split-off. Immediately following the split-off, the businesses of Hughes and EchoStar would be combined in the Hughes/EchoStar merger to form New EchoStar. Each share of the Hughes holding company Class C common stock shares would remain outstanding and become a share of Class C common stock of New EchoStar. Holders of Class A and Class B common stock of EchoStar would receive 1/0.73, or about 1.3699 shares of stock of the merged entity in exchange for each share of Class A or Class B common stock of EchoStar held prior to the Hughes/EchoStar merger.
   The transactions are planned in a manner that will not result in the recapitalization of GM Class H common stock into GM $1-2/3 par value common stock at a 120% exchange ratio, as currently provided for under certain circumstances in the General Motors Restated Certificate of Incorporation, as amended. The GM $1-2/3 par value common stock would remain outstanding and would be GM's only class of common stock after the transactions.
   As part of the transactions, GM would receive up to $4.2 billion in cash for the reduction of its approximately 30% retained economic interest in Hughes. In addition, GM currently plans to achieve additional liquidity with respect to a portion of its retained economic interest in Hughes represented by up to 100 million shares of GM Class H common stock (or, after the transactions, New EchoStar Class C common stock), including by exchanging such shares for GM outstanding obligations. Following these transactions, subject to IRS approval, and based on a number of assumptions, GM currently expects to retain an interest in the merged entity.

                                       11

                   GENERAL MOTORS CORPORATION AND SUBSIDIARIES

EchoStar Transactions (continued)

   The transactions are subject to a number of conditions, including approval by a majority of each class of GM stockholders - GM $1-2/3 and GM Class H - each voting separately as distinct classes and also voting together as a single class based on their respective per share voting power. The proposed transactions also are subject to anti-trust clearance and approval by the Federal Communications Commission. In addition, the transactions are contingent upon the receipt of a favorable ruling from the IRS that the separation of Hughes from GM will be tax-free to GM and its stockholders for U.S. federal income tax purposes. The transactions are currently expected to close in the second half of 2002.
   GM, Hughes, and EchoStar have agreed that, in the event that the transactions do not occur because certain specified regulatory clearances or approvals have not been obtained or other conditions have not been satisfied, EchoStar will be required to purchase Hughes' interest in PanAmSat Corporation for an aggregate purchase price of approximately $2.7 billion, which is payable, depending on the circumstances, solely in cash or in a combination of cash and either debt or equity securities of EchoStar. In addition, in the event that the transactions do not occur because certain of the specified regulatory clearances or approvals relating to United States antitrust and or federal communication commission matters have not been satisfied, EchoStar will be required to pay a $600 million termination fee to Hughes.
   If the GM stockholders approve the transactions, and if GM receives the IRS ruling and the above-mentioned regulatory approvals, the financial results of Hughes will be reported as discontinued operations in GM's consolidated financial statements. GM would record a dividend of up to $4.2 billion as a reduction in GM's investment in Hughes. GM would record the split-off of Hughes at fair value and would recognize a gain based on an implied exchange ratio of
0.73 shares of EchoStar Class A common stock in exchange for each share of GM Class H common stock, which is the inverse of the exchange ratio in the Hughes/EchoStar merger of 1/0.73, or about 1.3699, shares of New EchoStar Class A or Class B common stock in exchange for each share of EchoStar Class A or Class B common stock. Based upon the closing price of EchoStar Class A common stock of $27.47 per share on December 31, 2001, the transaction would value Hughes' equity at $27.6 billion, with a resulting after-tax gain of approximately $14.4 billion based on the net book value of Hughes at December 31, 2001. In addition, GM currently anticipates that as a result of the split-off there would be a reduction of GM stockholders' equity of approximately $3.2 billion based on stock prices at December 31, 2001. The actual gain or loss, as well as the actual impact to stockholders' equity, would be higher or lower depending on the actual EchoStar Class A common stock price at the time the transactions close. Depending upon whether shares of GM Series H 6.25% Automatically Convertible Preference Stock held by America Online, Inc. (AOL) have converted to GM Class H common stock prior to the closing, as they would mandatorily at June 24, 2002, the gain, assuming the same December 31, 2001 stock prices, could be increased by approximately 10%.

Other Postretirement Benefits

   For measurement purposes, an approximate 6% annual rate of increase in the per capita cost of covered health care benefits was assumed for 2002 and 7.3% was assumed for 2003. The rate was assumed to decrease on a linear basis to 5.0% through 2008 and remain at that level thereafter. The lower assumed rate for 2002 and 2003 compared to the assumed rate for 2001 of 8.6% reflects the impact of various initiatives put in place in 2001 to lower 2002 claims experience.

Employment and Payrolls

Worldwide employment at December 31, (in thousands)
                                                 2001        2000       1999
                                                 ----        ----       ----
  GMNA                                            202         212        217
  GME                                              73          89         91
  GMLAAM                                           23          24         23
  GMAP                                             11          11         10
  GMAC                                             29          29         27
  Hughes                                           12          11         18
  Other                                            12          12         12
                                                  ---         ---        ---
      Total employees                             362         388        398
                                                  ===         ===        ===

  Worldwide payrolls - continuing operations
    (in billions)                               $19.8       $20.9(1)   $21.1(1)
  U.S. hourly payrolls (in billions) (2) (4)     $8.5        $9.4      $10.0
  Average labor cost per active hour worked
    U.S. hourly (3) (4)                        $57.76      $52.16     $50.51

(1) Amounts have been adjusted to exclude Hughes' employees transferred to The Boeing Company.
(2) Includes employees "at work" (excludes laid-off employees receiving benefits).
(3) Includes U.S. hourly wages and benefits divided by the number of hours worked.
(4) Amounts have been adjusted to exclude Hughes employees


                                       12

                   GENERAL MOTORS CORPORATION AND SUBSIDIARIES

Significant Accounting Principles

   The consolidated financial statements of GM are prepared in conformity with accounting principles generally accepted in the United States. The preparation of these financial statements requires the use of estimates, judgments, and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the periods presented. The significant accounting principles which management believes are the most important to aid in fully understanding and evaluating GM's reported financial results are the following:

Sales Allowances

   At the time of sale, GM records as a reduction of revenue the estimated future impact of offering sales allowances in the form of dealer and customer incentives. There may be numerous types of incentives offered at any particular time. This estimate is based upon the assumption that a certain number of vehicles in dealer stock will have a specific incentive applied against them. If the actual number of vehicles differs from this estimate, or if a different mix of incentives occurs, the sales allowances could be affected.

Policy and Warranty

   Provisions for estimated expenses related to product warranty are made at the time products are sold. These estimates are established using historical information on the frequency and average cost of warranty claims. Management actively studies trends of warranty claims to improve vehicle quality and minimize warranty claims. Management believes that the warranty reserve is appropriate; however, actual claims incurred could differ from the original estimates requiring adjustments to the reserve.

Impairment of Long-Lived Assets

   GM periodically reviews the carrying value of its long-lived assets held and used and assets to be disposed of, including goodwill and other intangible assets, when events and circumstances warrant such a review. This review is performed using a projection of future cash flow information. An impairment charge is recorded when the carrying value of long-lived assets exceeds their fair market value. Management believes that the estimates of future cash flows are reasonable, however changes in assumptions regarding such cash flows could affect the evaluations.

Employee Costs

   Pension and other postretirement benefits costs and obligations are dependent on the Corporation's selection of assumptions used by actuaries in calculating such amounts. These assumptions include discount rates, health care cost trend rates, benefits earned, interest cost, expected return on plan assets, mortality rates, and other factors. In accordance with accounting principles generally accepted in the United States , actual results that differ from our assumptions are accumulated and amortized over future periods and therefore, generally affect our recognized expense and recorded obligation in such future periods. While management believes that the assumptions used are appropriate, significant differences in actual experience or significant changes in assumptions may affect GM's pension and other postretirement obligations and future expense.

Postemployment Benefits

   GM establishes reserves for termination and other postemployment benefit liabilities to be paid pursuant to union or other contractual agreements in connection with closed plants. The reserve is based on a comprehensive study that considers the impact of the annual production and labor forecast assumptions as well as redeployment scenarios. Management believes the assumptions used in the reserve are appropriate, however significant changes in assumptions may affect the postemployment benefit liability.

Allowance for Credit Losses

   The allowance for credit losses is generally established by GMAC during the period in which receivables are acquired and is maintained at a level deemed appropriate by management based on historical and other factors that affect collectibility. These factors include the historical trends of repossession, charge-offs, recoveries, and credit losses; the careful monitoring of portfolio credit quality, including the impact of acquisitions; and current and projected economic and market conditions. Different assumptions or changes in economic circumstances could result in changes to the allowance for credit losses.


                                       13

                   GENERAL MOTORS CORPORATION AND SUBSIDIARIES

Significant Accounting Principles (continued)

Investments in Operating Leases

   GMAC's investments in residual values of its leasing portfolio represent an estimate of the values of the assets at the end of the lease contract and are initially recorded based on appraisals and estimates. Management reviews residual values periodically to determine that recorded amounts are appropriate and the operating lease assets have not been impaired. GMAC actively manages the remarketing of off-lease vehicles to maximize the realization of the recorded residuals. Changes in the estimation process used to record the initial value of the residuals or the existence of other external factors impacting GMAC's future ability to market the vehicles under prevailing market conditions may significantly impact the realization of residual values.

New Accounting Standards

   In June 2001, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) No. 141, "Business Combinations". SFAS No. 141 requires that the purchase method of accounting be used for all business combinations initiated after June 30, 2001. This statement specifies that certain acquired intangible assets in a business combination be recognized as assets separately from goodwill and existing intangible assets and goodwill be evaluated for these new separation requirements. Management does not expect this statement to have a material impact on GM's consolidated financial position or results of operations.
   In June 2001, the FASB issued SFAS No. 142, "Goodwill and Other Intangible Assets." SFAS No. 142 changes the accounting for goodwill from an amortization method to an impairment-only approach. Amortization of goodwill, including goodwill recorded in past business combinations, will cease upon adoption of this statement. In addition, this statement requires that goodwill be tested for impairment at least annually at the reporting unit level. The Corporation implemented SFAS No. 142 on January 1, 2002. In accordance with this statement, GM is not required to complete the transitional goodwill impairment test until June 30, 2002. The Corporation is evaluating but has not yet determined whether adoption of this statement will result in an impairment of goodwill. Management estimates that goodwill and indefinite lived intangible asset amortization required under previous accounting standards of $383 million pre-tax ($302 million after-tax) will not be charged to the income statement in 2002.
   In June 2001, the FASB issued SFAS No. 143, "Accounting for Asset Retirement Obligations." This statement addresses financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs. The Corporation is required to implement SFAS No. 143 on January 1, 2003. Management does not expect this statement to have a material impact on GM's consolidated financial position or results of operations.
   In August 2001, the FASB issued SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets." This statement supercedes SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of." The statement retains the previously existing accounting requirements related to the recognition and measurement of the impairment of long-lived assets to be held and used while expanding the measurement requirements of long-lived assets to be disposed of by sale to include discontinued operations. It also expands the previously existing reporting requirements for discontinued operations to include a component of an entity that either has been disposed of or is classified as held for sale. The Corporation implemented SFAS No. 144 on January 1, 2002. Management does not expect this statement to have a material impact on GM's consolidated financial position or results of operations.

Forward-Looking Statements

   In this report, in reports subsequently filed by GM with the SEC on Forms 10-K, 10-Q, and 8-K, and in related comments by management of GM and Hughes, our use of the words "expect," "anticipate," "estimate," "forecast," "objective," "plan," "goal," and similar expressions is intended to identify forward-looking statements. While these statements represent our current judgments on what the future may hold, and we believe these judgments are reasonable, actual results may differ materially due to numerous important factors that are described below and other factors that may be described in subsequent reports which GM may file with the SEC on Forms 10-K, 10-Q, and 8-K:

   . Changes in economic conditions, currency exchange rates, significant terrorist acts, or political instability in the major markets where the Corporation procures material, components, and supplies for the production of its principal products or where its products are produced, distributed, or sold (i.e., North America, Europe, Latin America, and Asia Pacific).





                                       14

                   GENERAL MOTORS CORPORATION AND SUBSIDIARIES

Forward-Looking Statements (continued)

   . Shortages of fuel or interruptions in transportation systems, labor strikes, work stoppages, or other interruptions to or difficulties in the employment of labor in the major markets where the Corporation purchases material, components, and supplies for the production of its products or where its products are produced, distributed, or sold.
   . Significant changes in the competitive environment in the major markets where the Corporation purchases material, components, and supplies for the production of its products or where its products are produced, distributed, or sold.
   . Changes in the laws, regulations, policies, or other activities of governments, agencies, and similar organizations where such actions may affect the production, licensing, distribution, or sale of the Corporation's products, the cost thereof, or applicable tax rates.
   . The ability of the Corporation to achieve reductions in cost and employment levels, to realize production efficiencies, and to implement capital expenditures, all at the levels and times planned by management.
   . With respect to Hughes, additional risk factors include: economic conditions, product demand and market acceptance, government action, local political or economic developments in or affecting countries where Hughes has operations, ability to obtain export licenses, competition, ability to achieve cost reductions, technological risk, limitations on access to distribution channels, the success and timeliness of satellite launches, in-orbit performance of satellites, ability of customers to obtain financing, and Hughes' ability to access capital to maintain its financial flexibility. Additionally, the in-orbit satellites of Hughes and its 81% owned subsidiary, PanAmSat Corporation, are subject to the risk of failing prematurely due to, among other things, mechanical failure, collision with objects in space, or an inability to maintain proper orbit. Satellites are subject to the risk of launch delay and failure, destruction and damage while on the ground or during launch, and failure to become fully operational once launched. Delays in the production or launch of a satellite, or the complete or partial loss of a satellite, in-orbit or during launch, could have a material adverse impact on the operation of Hughes' businesses. Hughes purchases in-orbit and launch insurance for its satellite fleet to mitigate the potential financial impact of in-orbit and launch failures. The insurance generally does not compensate for business interruption or loss of future revenues or customers. Certain of Hughes' insurance policies contain exclusions related to known anomalies and Hughes is self-insured for certain other satellites. Hughes has, in the past, experienced technical anomalies on some of its satellites. Service interruptions caused by these anomalies, depending on their severity, could result in claims by affected customers for termination of their transponder agreements, cancellation of other service contracts, or the loss of other customers.

                                   * * * * * *

ITEM 7A.  Quantitative and Qualitative Disclosures About Market Risk

   GM is exposed to market risk from changes in foreign currency exchange rates, interest rates, and certain commodity and equity security prices. GM enters into a variety of foreign exchange, interest rate, and commodity forward contracts and options, primarily to maintain the desired level of exposure arising from these risks. A risk management control system is utilized to monitor foreign exchange, interest rate, commodity and equity price risks, and related hedge positions.
   A discussion of GM's accounting policies for derivative financial instruments is included in Note 1 to the GM consolidated financial statements. Further information on GM's exposure to market risk is included in Notes 19 and 20 to the GM consolidated financial statements.
   The following analyses provide quantitative information regarding GM's exposure to foreign currency exchange rate risk, interest rate risk, and commodity and equity price risk. GM uses a model to evaluate the sensitivity of the fair value of financial instruments with exposure to market risk that assumes instantaneous, parallel shifts in exchange rates, interest rate yield curves, and commodity and equity prices. For options and instruments with non-linear returns, models appropriate to the instrument are utilized to determine the impact of market shifts. There are certain shortcomings inherent in the sensitivity analyses presented, primarily due to the assumption that exchange rates change in a parallel fashion and that interest rates change instantaneously. In addition, the analyses are unable to reflect the complex market reactions that normally would arise from the market shifts modeled.








                                       15

                   GENERAL MOTORS CORPORATION AND SUBSIDIARIES

Foreign Exchange Rate Risk
   GM has foreign currency exposures related to buying, selling, and financing in currencies other than the local currencies in which it operates. More specifically, GM is exposed to foreign currency risk related to the uncertainty to which future earnings or asset and liability values are exposed to as the result of operating cash flows and various financial instruments that are denominated in foreign currencies. At December 31, 2001 and 2000, the net fair value liability of financial instruments with exposure to foreign currency risk was approximately $15.0 billion and $13.6 billion, respectively. The potential loss in fair value for such financial instruments from a 10% adverse change in quoted foreign currency exchange rates would be approximately $1.5 billion and $1.2 billion for 2001 and 2000, respectively.

Interest Rate Risk
   GM is subject to market risk from exposure to changes in interest rates due to its financing, investing, and cash management activities. More specifically, the Corporation is exposed to interest rate risk associated with long term debt and contracts to provide commercial and retail financing, retained mortgage servicing rights, and retained assets related to mortgage securitization. In addition, GM is exposed to prepayment risk associated with its capitalized mortgage servicing rights and its retained assets. This risk is managed with U.S. Treasury options and futures, which exposes GM to basis risk since the derivative instruments do not have identical characteristics to the underlying mortgage servicing rights. At December 31, 2001 and 2000, the net fair value liability of financial instruments held for purposes other than trading with exposure to interest rate risk was approximately $5.3 billion and $18.1 billion, respectively. The potential loss in fair value resulting from a 10% adverse shift in quoted interest rates would be approximately $1.6 billion and $385 million for 2001 and 2000, respectively. At December 31, 2001, the net fair value liability of financial instruments held for trading purposes with exposure to interest rate risk was approximately $3.6 billion compared to a net fair value asset of approximately $3.2 billion at December 31, 2000. The potential loss in fair value resulting from a 10% adverse shift in quoted interest rates would be approximately $182 million and $217 million for 2001 and 2000, respectively. This analysis excludes GM's operating lease portfolio. A fair value change in the debt that funds this portfolio would potentially have a different impact on the fair value of the portfolio itself. As such, the overall impact to the fair value of financial instruments from a hypothetical change in interest rates may be overstated.

Commodity Price Risk
   GM is exposed to changes in prices of commodities used in its Automotive business, primarily associated with various non-ferrous metals used in the manufacturing of automotive components. GM enters into commodity forward and option contracts to offset such exposure. At December 31, 2001, the net fair value liability of such contracts was approximately $78 million, compared to a net fair value asset of approximately $51 million at December 31, 2000. The potential loss in fair value resulting from a 10% adverse change in the underlying commodity prices would be approximately $150 million and $152 million for 2001 and 2000, respectively. This amount excludes the offsetting impact of the price risk inherent in the physical purchase of the underlying commodities.

Equity Price Risk
   GM is exposed to changes in prices of various available-for-sale equity securities in which it invests. At December 31, 2001 and 2000, the fair value of such investments was approximately $2.3 billion and $3.3 billion, respectively. The potential loss in fair value resulting from a 10% adverse change in equity prices would be approximately $231 million and $330 million for 2001 and 2000, respectively.


                                   * * * * * *

Additional Matters

   Like most domestic and foreign automobile manufacturers, over the years GM has used some brake products incorporating small amounts of encapsulated asbestos. These products, generally brake linings, are known as asbestos containing friction products. There is a significant body of scientific data demonstrating that these asbestos containing friction products are safe and do not create an increased risk of asbestos related disease. GM believes that the use of asbestos in these products was appropriate.
   As with other companies that have used asbestos, there has been an increase in the number of claims against GM related to allegations concerning the use of asbestos containing friction products in recent years. A growing number of auto mechanics are filing suit seeking recovery as a result of exposure to the small amount of asbestos used in brake components. These claims almost always identify numerous other potential sources for the claimant's exposure to asbestos which do not involve GM or even asbestos containing friction products and many of which place users at much greater risk. Many of these claimants do not have an asbestos related illness and may never develop one. This is consistent with the experience reported by other automotive manufacturers and other end users of asbestos.

                                       16

                   GENERAL MOTORS CORPORATION AND SUBSIDIARIES

Additional Matters (continued)

   With consolidation of the asbestos brake litigation against Federal Mogul in the Delaware bankruptcy court, GM and the other domestic automotive manufacturers have sought to have the asbestos brake claims against them transferred and consolidated in that court as well. Such consolidation makes sense for the effective and efficient resolution of the similar and related claims against GM, which we believe are without merit. Although the bankruptcy court in Delaware declined to agree with the motion supported by GM, GM is joining with the other domestic automobile manufacturers in appealing that decision.
   Two other types of claims related to alleged asbestos exposure are being asserted against GM, representing a significantly lower exposure than the automotive friction claims. Like other locomotive manufacturers, GM used a limited amount of asbestos in locomotive brakes and in the insulation used in some locomotives resulting in lawsuits being filed against it by railroad workers seeking relief based on their exposure to asbestos. These claims almost always identify numerous other potential sources for the claimant's exposure to asbestos which do not involve GM or even locomotives. Many of these claimants do not have an asbestos related illness and may never develop one. In addition, like many other manufacturers, a relatively small number of claims are brought by contractors who are seeking recovery based on exposure to asbestos containing products while working on premises owned by GM. These claims almost always identify numerous other potential sources for the claimant's exposure to asbestos which do not involve GM. Many of these claimants do not have an asbestos related illness and may never develop one.
   While General Motors has resolved many of these cases over the years and continues to do so for conventional strategic litigation reasons (avoiding defense costs and possible exposure to runaway verdicts), GM, as stated above, believes that the vast majority of such claims against GM are without merit. In this regard GM believes that it has very strong defenses based upon a number of published epidemicological studies prepared by highly respected scientists. Indeed, GM believes there is compelling evidence warranting the dismissal of virtually all of these claims against GM. GM will vigorously press this evidence before judges and juries whenever possible. Additionally, GM believes there is strong statutory and judicial precedent supporting Federal preemption of the asbestos tort claims asserted on behalf of railroad workers. Such preemption would mean that Federal Law entirely eliminates the possibility that such individuals could bring a claim against GM.
   GM's annual expense associated with resolution of these claims has recently reached about $10 million, and while this figure may grow in future years due to the fact that this type of litigation typically takes many years to resolve and the increases in the number of filed claims, it is management's belief, based upon consultation with legal counsel, that the claims will not result in a material adverse effect upon the financial condition of GM.


                                    # # # # #


                                    SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                            GENERAL MOTORS CORPORATION
                                            --------------------------
                                                    (Registrant)
Date    February 25, 2002
        -----------------
                                       By
                                            s/Peter R. Bible
                                            --------------------------
                                            (Peter R. Bible,
                                             Chief Accounting Officer)










                                     - 17 -